Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. George Orr as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ M. Glen Kertz	Chief Executive Officer, Acting President, Chairman of the Board and Director	February 05, 2007
M. Glen Kertz
/s/ F. George Orr	Chief Financial Officer, Secretary and Director	February 05, 2007
F. George Orr
/s/ Douglas E. Ford	Director	February 05, 2007
Douglas E. Ford
/s/ Robert V. Wingo	Director	February 05, 2007
Robert V. Wingo
/s/ Naveen Aggarwal	Director	February 05, 2007
Naveen Aggarwal